UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2024
RumbleOn, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38248 (Commission File Number)	46-3951329 (I.R.S. Employer Identification No.)

901 W. Walnut Hill Lane, Suite 110A
Irving, Texas		75038
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (214) 771-9952

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
In connection with the previously announced Backstop Private Placement (as defined below), on December 19, 2024, RumbleOn, Inc. (the “Company”) entered into a registration rights agreement (the “Registration Rights Agreement”) by and among the Company and the Investors (as defined below) granting the Investors registration rights in respect of certain shares (the “Registrable Securities”) of Class B common stock, par value $0.001 per share (the “Class B common stock”), as required under the Support and Standby Purchase Agreement (as defined below). Pursuant to the Registration Rights Agreement, the Company has agreed to file a resale registration statement for the Registrable Securities as soon as practicable after the execution of the Registration Rights Agreement, and to use commercially reasonable efforts to cause it to become effective as soon as possible after such filing, but in no event later than sixty (60) days after the date of such filing. The Registration Rights Agreement also contains indemnification and other provisions customary for transactions of this nature.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

On December 19, 2024, under the terms of the previously announced backstop private placement pursuant to that certain Support and Standby Purchase Agreement dated as of November 26, 2024 (the “Support and Standby Purchase Agreement”), among the Company, Stone House Capital Management, LLC, which is a holder of Class B common stock, and is managed by Mark Cohen, a member of the board of directors of the Company (together with its affiliates, “Stone House” or “Standby Purchaser”), and Mark Tkach and William Coulter, each of whom is a holder of Class B common stock and a member of the board of directors of the Company (collectively, the “Support Purchasers” and, together with the Standby Purchaser, the “Investors”), the Company issued and sold to the Standby Purchaser 349,333 shares of Class B common stock at an exercise price of $4.18 per share (the “Backstop Securities”) for an aggregate purchase price of approximately $1.5 million (the “Backstop Private Placement”). The Backstop Securities represent the shares of the Company’s Class B common stock that remained unsubscribed for by the stockholders of the Company as of the expiration of the subscription period of its previously announced $10.0 million rights offering (the “Rights Offering”).

Following the completion of the Rights Offering and the Backstop Private Placement, the Company has approximately 37,713,298 shares of its Class B common stock outstanding, among which, Stone House holds 7,075,815 shares of Class B common stock, representing 18.76% of Class B common stock outstanding, Mark Tkach holds 6,842,823 shares of Class B common stock, representing 18.14% of Class B common stock outstanding, and William Coulter holds 6,749,453 shares of Class B common stock, representing 17.90% of Class B common stock outstanding.

The issuance and sale of the Backstop Securities to the Standby Purchaser was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for a transaction by an issuer not involving any public offering. The Standby Purchaser has represented that it is an “accredited investor” and that it is acquiring the Backstop Securities for investment only and not with a view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws.

The Company did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts and commissions, in connection with the issuance of the Backstop Securities.

In connection with the Support and Standby Purchase Agreement, other than reimbursement of legal and other fees by the Company, the Investors did not receive any fees or other consideration.

Item 8.01. Other Events.

On December 17, 2024, the Company issued a press release announcing the final results of the Rights Offering.

The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit	Description
10.1	Registration Rights Agreement dated December 19, 2024
99.1	Press Release dated December 17, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: December 19, 2024	By:	/s/ Brandy Treadway
Brandy Treadway
Chief Legal Officer